EXHIBIT 99.1

BK Technologies Announces Third Quarter 2021 Results

WEST MELBOURNE, FL November 11, 2021 / BK Technologies Corporation (NYSE American: BKTI) (the “Company” or “BK”) today announced financial and operating results for the third quarter and nine months ended September 30, 2021. The Company will host a conference call today, November 11, 2021, at 9:00 AM eastern time.

Recent Financial and Operational Highlights

•	Third quarter revenue of $12.6 million decreased slightly as compared to revenue of $12.8 million in the third quarter of 2020.
•	The Company experienced increased order activity for third quarter driven by strong demand for its new BKR 5000 Digital P25 portable communications technology (“BKR 5000”)
•	The Company enters fourth quarter with backlog at highest level in five years and more than double the $5.9 million backlog at December 31, 2020, due to a combination of strong order activity coupled with extended product delivery schedules associated with supply chain constraints
•	High backlog positions Company to achieve sequential revenue growth in the typically seasonally slow fourth quarter and provides momentum looking into 2022

John Suzuki, BK’s Chief Executive Officer, commented, “We continue to see strong demand and order activity for our BKR 5000, from a variety of state and federal agencies as they upgrade their portable communications technology. The BKR 5000 enables the highest level of dependable communications technology and is especially well suited to mission critical fire & rescue operations, as well as forestry and land management across large geographic footprints.

“The reliable, real-time capabilities of our radios are generating tremendous marketplace interest and we experienced robust order activity during the third quarter. However, we, like many others in our industry and beyond, continue to face material shortages and increased lead times related to nationwide supply chain constraints. These supply chain issues have continued to impact our ability to convert customer orders to shipments. We are working closely with our vendors and logistics partners as we navigate this challenging time, and we have also strengthened our supply chain management to drive proactive measures to fulfill demand and service our customers. Additionally, our inventory has increased as a result of the unpredictability of the supply chain, however, when the supply chain stabilizes we anticipate returning to more normalized inventory levels.

“With our product portfolio today, we believe we are in a strong position to continuing winning new contracts and customers. Looking forward, our balance sheet is strong, providing us with the financial flexibility to explore acquisition opportunities to complement our organic growth ,” Mr. Suzuki concluded.

Third Quarter 2021 Financial Review

Revenue decreased 1% to $12.6 million, compared with $12.8 million for the third quarter of last year. The gross profit margin was 33% compared to 41% in the same prior year period largely due to product sales mix and cost increases for material and freight.

Selling, General & Administrative expenses totaled $4.5 million, compared with $4.2 million for the same quarter last year, reflecting the timing of engineering expenses as well as increased sales commissions.

Operating loss totaled approximately ($370,000) compared with an operating income of $1.2 million, as adjusted, in the third quarter of last year.

The Company recorded net loss ($2.6) million or $(0.15) per basic and diluted share, compared with net income of $790,000, or $0.06 per basic and diluted share, as adjusted, for the third quarter of last year. In the third quarter of 2021 the Company recognized an unrealized loss of ($2.2) million on its investment in FG Financial Group (FGF), compared with an unrealized loss of ($300,000) in the third quarter of 2020.

On July 1, 2021, the Company changed its accounting to apply the material burden at the time of purchase receipts. Prior to that date, the Company applied the material burden at the time the inventory was issued to work in progress. The financial statements for 2020 and 2021 have been adjusted to apply the accounting change.

First Nine Months 2021 Financial Review

Revenue for the first nine months of 2021 totaled $32.5 million, compared with $33.6 million for the first nine months of 2020. The gross profit margin was approximately 36% compared with 40% for the same period last year largely due to product sales mix and cost increases for material and freight.

Selling, General & Administrative expenses totaled $13.0 million, compared with $13.3 million for the same period of 2020.

Operating loss totaled approximately ($1.4) million compared with operating income of $5,000, as adjusted, for the first nine months of last year.

The Company recorded net loss of ($1.4) million, or $(0.10) per basic and diluted share, compared with a net loss of $(970,000), or $(0.08) per basic and diluted share, for the first nine months of 2020.

Working capital totaled approximately $25.6 million, of which approximately $21.7 million was comprised of cash, cash equivalents, and trade receivables. This compares with the working capital at year-end of last year of approximately $16.2 million, as adjusted, of which $13.3 million was comprised of cash, cash equivalents, and trade receivables.

Conference Call and Webcast

The Company will host a conference call and webcast for investors today, November 11, 2021, at 9:00 AM eastern time.

Shareholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011 and use access code 272417. The call will also be webcast at www.bktechnologies.com. Please allow extra time prior to the call to visit the site.

An online archive of the webcast will be available on the Company’s web site for thirty (30) days following the call at www.bktechnologies.com. A replay of the conference call will be available one hour after completion of the call until November 18, 2021, by dialing (877) 481-4010 and international participants should dial (919) 882-2331. All callers must use passcode 43435 to access the replay.

About BK Technologies

BK Technologies Corporation manufactures high-specification, American-made communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. BK Technologies is honored to serve these heroes with reliable equipment when every moment counts. The Company’s common stock trades on the NYSE American market under the symbol “BKTI”. Maintaining its headquarters in West Melbourne, Florida, BK Technologies can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.

Forward-Looking Statements

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks, some of which have been, and may further be, exacerbated by the COVID-19 pandemic, include, among others, the following: changes or advances in technology; the success of our land mobile radio product line; successful introduction of new products and technologies, including our ability to successfully develop and sell our anticipated new multiband product and other related products in the planned BKR Series product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government and the ongoing effects of the COVID-19 pandemic; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; our ability to comply with U.S. tax laws and utilize deferred tax assets; our ability to attract and retain executive officers, skilled workers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and to consummate, acquisition, disposition or investment transactions; risks incumbent to being a noncontrolling interest stockholder in a corporation; impact of the COVID-19 pandemic on the companies in which the Company holds investments; impact of our capital allocation strategy; risks related to maintaining our brand and reputation; impact of government regulation; impact of rising health care costs; risks related to our business with manufacturers located in other countries, including changes in the U.S. Government and foreign governments’ trade and tariff policies, as well as any further impact resulting from the COVID-19 pandemic; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results and stock price; acts of war or terrorism, natural disasters and other catastrophic events, such as the COVID-19 pandemic; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems; availability of adequate insurance coverage; maintenance of our NYSE American listing; risks related to being a holding company; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Company Contact:

IMS Investor Relations
John Nesbett/Jennifer Belodeau
bktechnologies@imsinvestorrelations.com

(203) 972-9200

# # #

(Financial Tables to Follow)

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2021	December 31, 2020 *
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$14,087	$6,826
Trade accounts receivable, net	7,646	6,466
Inventories, net	15,981	10,545
Prepaid expenses and other current assets	1,941	1,878
Total current assets	39,655	25,715

Property, plant and equipment, net	4,454	3,566
Right-of-use (ROU) asset	2,497	2,887
Investment in securities	2,324	2,014
Deferred tax assets, net	4,116	4,300
Other assets	88	112
Total assets	$53,134	$38,594

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,520	$5,119
Accrued compensation and related taxes	1,522	1,635
Accrued warranty expense	666	791
Accrued other expenses and other current liabilities	836	307
Dividends payable	336	250
Short-term lease liability	437	525
Credit facility	1,470	—
Notes payable-current portion	264	82
Deferred revenue	992	757
Total current liabilities	14,043	9,466

Notes payable, net of current portion	673	247
Long-term lease liability	2,385	2,702
Deferred revenue	2,789	2,551
Total liabilities	19,890	14,966
Commitments and contingencies
Stockholders’ equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares; none issued or outstanding	—	—
Common stock; $.60 par value; 20,000,000 authorized shares; 18,264,736 and 13,962,366 issued and 16,814,336 and 12,511,966 outstanding shares at September 30, 2021, and December 31, 2020, respectively	10,958	8,377
Additional paid-in capital	35,701	26,346
Accumulated deficit	(8,013)	(5,693)
Treasury stock, at cost, 1,450,400 shares at September 30, 2021, and December 31, 2020, respectively	(5,402)	(5,402)
Total stockholders’ equity	33,244	23,628
Total liabilities and stockholders’ equity	$53,134	$38,594

See notes to condensed consolidated financial statements.

* The amounts as of December 31, 2020, have been adjusted to reflect the change in inventory accounting method.

1

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020 *	September 30, 2021	September 30, 2020 *

Sales, net	$12,626	$12,760	$32,526	$33,586
Expenses
Cost of products	8,488	7,448	20,914	20,316
Selling, general and administrative	4,508	4,158	13,034	13,265
Total expenses	12,996	11,606	33,948	33,581

Operating (loss) income	(370)	1,154	(1,422)	5

Other (expense) income:
Net interest (expense) income	(19)	(6)	(37)	(4)
Loss on disposal of property, plant and equipment	(6)	—	(6)	—
(Loss) gain on investment in securities	(2,157)	(291)	310	(797)
Other expense	(14)	(65)	(59)	(144)
Total other (expense) income	(2,196)	(362)	208	(945)

(Loss) income before income taxes	(2,566)	792	(1,214)	(940)

Income tax expense	—	(2)	(184)	(30)

Net (loss) income	$(2,566)	$790	$(1,398)	$(970)

Net (loss) income per share-basic:	$(0.15)	$0.06	$(0.10)	$(0.08)
Net (loss) income per share-diluted:	$(0.15)	$0.06	$(0.10)	$(0.08)
Weighted average shares outstanding-basic	16,795,356	12,505,096	14,307,847	12,518,587
Weighted average shares outstanding-diluted	16,795,356	12,517,493	14,307,847	12,518,587

See notes to condensed consolidated financial statements.

* The amounts as of September 30, 2020, and the amounts prior to July 1, 2021, have been adjusted to reflect the change in inventory accounting method.